Exhibit 99

COMPANY CONTACT:	Roger S. Hendriksen	FOR IMMEDIATE RELEASE
	(419) 427-4768	March 6, 2006
Steven M. Chapman Named Director of
Cooper Tire & Rubber Company
FINDLAY, OHIO — MARCH 3, 2006 — COOPER TIRE & RUBBER COMPANY (NYSE: CTB) announced today that its Board of Directors has named Steven M. Chapman as a director of the Company, effective immediately. Mr. Chapman is the Group Vice President, Emerging Markets & Businesses for Cummins, Inc., a global leader in diesel engines and related technologies. Employed at Cummins for more than 20 years, Chapman assumed his current role in May, 2005. Previous positions and responsibilities at Cummins include International Business Development Director; Director, Asian Markets, Japan & Korea; Managing Director, Southeast Asia & China; VP, Southeast Asia & China; VP International; and VP International & President, International Distributor Business.
Mr. Chapman earned his undergraduate degree in Asian Studies from St. Olaf Collage, Northfield, MN and a Master of Public and Private Management degree from Yale University, School of Management, New Haven, CT. Mr. Chapman is fluent in the Mandarin Chinese language.
Thomas A. Dattilo, Cooper’s Chairman, President and CEO said, “Steve has a proven track record of growing businesses around the world. With his wealth of experience and knowledge, his guidance will be extremely valuable to Cooper as we move ahead with our own strategy for global growth.”
Mr. Chapman will fill the vacancy that has existed on the Board since the departure of Dennis J. Gormley. He will serve Gormley’s unexpired term until May 6, 2008.
Company Description
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 60 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.